Exhibit 3.70

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RDI/CAESARS RIVERBOAT CASINO, L.L.C.

DATED AS OF DECEMBER 28, 1999

i

“Land”	8
“Majority-In-Interest”	8
“Malfeasance”	8
“Member”	9
“Member Nonrecourse Debt”	9
“Member Nonrecourse Debt Minimum Gain”	9
“Member Nonrecourse Deductions”	9
“Nonrecourse Liability”	9
“Notice”	9
Operations Management Fee	10
“Operator”	10
“Person”	10
Preferred Capital Ratio	10
“Profits” and “Losses”	11
“Project”	12
“Project Budget”	12
“Project Development and Management Agreement”	12
“Project License”	12
“Regulations”,	12
“Related Person”	12
Residual Distribution Ratio	12
Subordinated Capital	12
Subordinated Capital Ratio	13
“Substitute Member”	13
“Transfer”	13
“Unit”	13

ARTICLE 2
CONTRIBUTIONS	13
2.1 Capital Accounts.	13
2.2 Units Credited for Capital Contributions.	14

ARTICLE 3
ALLOCATIONS AND DISTRIBUTIONS	14
3.1 Allocation of Profits.	14
3.2 Allocation of Losses.	14
3.3 Special Allocations.	15
3.4 Curative Allocations.	18
3.5 Distributions	18

3.6 Allocations and Distributions to New Members and Assignees.	19
3.7 No Right to Distributions	19

ARTICLE 4
MANAGEMENT	19
4.1 General Manager	20
4.2 Board of Directors	22
4.3 Appointment of Directors	22
4.4 Meetings of the Board of Directors	25
4.5 Matters Reserved to the Board of Directors	25
4.6 Liability for Certain Acts	27
4.7 Directors Have No Exclusive Duty to Company	27
4.8 Bank Accounts	27
4.9 Resignation or Removal of General Manager	28
4.10 Compensation	29
4.11 Persons Excluded From Management	29

ARTICLE 5
AFFILIATE TRANSACTIONS	29
5.1 Operator.	30
5.2 Certain Fees and Expenses	30
5.3 Certain Conflicts	31
5.4 Confidentiality	32
5.5 Exclusivity	33
5.6 Use of the Name “Caesars”	34
5.7 Termination or Abandonment	35

ARTICLE 6
MEMBERS	36
6.1 Liability of Members.	36
6.2 Regulatory Information	36
6.3 Privileged License Protection	36
6.4 Representations and Warranties	39
6.5 Members’ Conflicts of Interest	40

6.6 Meetings of Members	40
6.7 Notice and Record Date of Meetings	41
6.8 Quorum	41
6.9 Proxies	41
6.10 Action by Members Without a Meeting	42

ARTICLE 7
ACCOUNTING AND RECORDS	42
7.1 Records to be Maintained	42
7.2 Accounts	43
7.3 Annual Reports	43

ARTICLE 8
TAXES	43
8.1 Method of Accounting For Tax Purposes	43
8.2 Tax Matters Partner	43

ARTICLE 9
TRANSFER OF UNITS	43
9.1 General	44
9.2 Assignee Not A Substitute Member in Absence of Unanimous Consent	44
9.3 Right of First Refusal	45
9.4 Other Requirements for Effectiveness of Transfer	46

ARTICLE 10
ADDITIONAL MEMBERS	47

ARTICLE 11
DISSOCIATION OF A MEMBER	49
11.1 Dissociation	49
11.2 Rights of Dissociating Member	49

ARTICLE 12
DISSOLUTION AND WINDING UP	50

12.1 Dissolution	50
12.2 Effect of Dissolution	50
12.3 Distribution of Assets on Dissolution	50
12.1 Winding Up and Certificate of Dissolution	51

ARTICLE 13
INDEMNIFICATION	51
13.1 General	51
13.2 Authorization	52
13.3 Reliance on Information	52
13.4 Advancement of Expenses	53
13.5 Non-Exclusive Provisions; Vesting	53

ARTICLE 14
MISCELLANEOUS PROVISIONS	54
14.1 Entire Agreement	54
14.2 Amendment or Modification of this Agreement	54
14.3 No Partnership Intended for Nontax Purposes	54
14.4 Rights of Creditors and Third Parties under this Agreement	54
14.5 Headings	54
14.6 Enforcement of Provisions	54
14.7 Number and Gender	55
14.8 Binding Effect	55
14.9 Counterparts	55
14.10 Independent Corporation	55
14.11 Alternative Dispute Resolution	55
14.12 Indiana Law Controlling	56

v

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RDI/CAESARS RIVERBOAT CASINO, L.L.C.

This Amended and Restated Operating Agreement of RDI/Caesars Riverboat Casino, L.L.C., a limited liability company organized pursuant to the Indiana Business Flexibility Act (formerly known as Harco Entertainment Company, L.L.C.), is entered into and shall be effective as of the 28th of December, 1999 by and between ROMAN HOLDING CORPORATION OF INDIANA, an Indiana corporation (“Roman”) and RIVERBOAT DEVELOPMENT, INC., a Kentucky corporation (“RDI”).

WHEREAS, Roman is a wholly-owned subsidiary of Caesars World, Inc. (“CWI”), a corporation with gaming subsidiaries in several jurisdictions;

WHEREAS, Roman and RDI have formed RDI/Caesars Riverboat Casino, L.L.C. (formerly known as Harco Entertainment Company, L.L.C.), a limited liability company (the “Company”), in accordance with the laws of the State of Indiana, by filing Articles of Organization substantially in the form set forth as Exhibit A hereto (the “Articles”) with the Secretary of State of the State of Indiana for the purposes set forth herein;

WHEREAS, Roman and RDI entered into the Operating Agreement of Harco Entertainment Company, L.L.C. on August 12, 1994, as amended on December 27, 1995;

WHEREAS, CWI is one of the world’s leading managers, developers and operators of gaming and resort operations and desires to contribute appropriate aspects of its management expertise to the Company;

WHEREAS, the investors in RDI desire to continue to pursue the venture contemplated herein with Roman;

WHEREAS, the Members have formed the Company and have obtained a license from the Indiana Gaming Commission to permit the Company to own and operate a riverboat with gaming operations at or near Bridgeport, Harrison County, Indiana, pursuant to the IC 4-33, et seq. (the “Indiana Riverboat Gambling

Act”), for the purpose of the development of such operations, including restaurants, hotels, entertainment facilities or other amenities as are deemed appropriate for the particular site (the “Project,” as more particularly defined below);

WHEREAS, RDI contributed to the Company options to acquire approximately 250 acres of land at or near Bridgeport, Indiana, in Harrison and Floyd Counties and Roman has contributed cash to the Company

WHEREAS, RDI obtained a license for a riverboat gambling operation in Harrison County, Indiana;

WHEREAS, RDI has received certain pre-development, development and construction fees for services rendered on behalf of the Company;

WHEREAS, the Company has entered into a Project Development and Management Agreement with Roman Entertainment Corporation of Indiana, an Indiana Corporation and a subsidiary of CWI, (sometimes herein referred to as the “Operator”);

WHEREAS, Roman will serve as General Manager hereunder, and the Operator and General Manager shall receive such development, construction, management and incentive fees based on the gross revenues of the Project or other appropriate measures, as are set forth herein and as may otherwise be determined by the Board of Directors of the Company (the “Board of Directors”);

WHEREAS, RDI understands and acknowledges that CWI and its Affiliates currently operate and manage gaming, hotel and resort operations under various names and arrangements and that the continuation of such operations, as well as future developments and operations and the competition for customers therefor, will not constitute a conflict-of-interest or other violation of Roman’s obligations under this Agreement;

WHEREAS, the Members desire to set forth their agreement for the conduct of the Company’s affairs in writing.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

FORMATION AND DEFINITIONS

1.1 Organization. The Members reaffirm their prior authorization of the formation of the Company as an Indiana limited liability company pursuant to the provisions of the Act, effective upon the filing of the Articles with the Indiana Secretary of State.

1.2 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed with the Indiana Secretary of State. The General Manager may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the General Manager shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the General Manager shall fail to designate a replacement registered agent or change of address of the registered office, any Director may designate a replacement registered agent or Me a notice of change of address.

1.3 Principal office. The principal office of the Company shall be located at:

RDI/Caesars Riverboat Casino, L.L.C.

c/o Roman Holding Corporation of Indiana

c/o Caesars World, Inc.

3570 Las Vegas Boulevard South

Las Vegas, Nevada 89109

1.4 Business.

(a) The business of the Company shall be:

(i) To engage in the business of owning, developing and operating riverboat Gaming and related operations at or near Bridgeport, Harrison County, Indiana. In connection therewith, the Company shall seek appropriate licensing or leasing rights in order to develop and operate such operations.

(ii) To do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article 1.

The Company shall not engage in any other business without the prior written consent of the General Manager and each of the Members.

(b) In furtherance of the above business, subject to the provisions of Article 5 below, the Company shall have the following powers:

(i) To exercise all powers which may be legally exercised under the Act.

(ii) To engage in any activities reasonably necessary or convenient to the foregoing.

1.5 Certain Definitions.

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“Act” means the Indiana Business Flexibility Act, Ind. Code § 23-18-1-1, et seq., and all amendments to the Act.

“Adjusted Capital Account Deficit” of a Member or Assignee means the deficit balance, if any, in a Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Increase such Capital Account by any amounts which such Person is obligated to restore to the Company pursuant to Section 1.704-l(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the next to the last sentence of Section 1.704- 2(g)(l) of the Regulations or the next to the last sentence of Section 1.704-2(i)(5) of the Regulations; and

(b) Decrease such Capital Account by the amount of the items described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” means this Operating Agreement as amended from time to time.

“Annual Budget” shall have the meaning set forth in Section 4.5(b) hereof.

“Articles” means the Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Indiana Secretary of State pursuant to the Act.

“Assignee” means an assignee of Units who has not been admitted as a Substitute Member.

“Bankrupt Member” means a Member who: (a) has become the subject of a decree or order for relief under any bankruptcy, insolvency or similar law affecting creditors’ rights now existing or hereafter in effect; or (b) has initiated, either in an original proceeding or by way of answer in any State insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief.

“Board of Directors” means the board of directors of the Company.

“Capital Account” means, as of January 1, 1999, and prior to current year allocations and distributions, $109,330,398 with respect to Roman and $15,500,323 with respect to RDI. Following the date the Capital Accounts of the Members shall be adjusted as follows:

(a) The Capital Account shall be increased by all Profits allocated to such Person pursuant to Article 3 hereof.

(b) The Capital Account shall be decreased by (i) the amount of cash and the fair market value of all property distributed to such

Person by the Company (net of liabilities securing such distributed property that such Person is considered to assume or take subject to under Section 752 of the Code) and (ii) all Losses allocated to such Person pursuant to Article 3 hereof.

(c) The Capital Account shall be credited in the case of an increase or debited in the case of a decrease to reflect such Person’s allocable share of any adjustment to the adjusted basis of Company assets pursuant to Section 734(b) of the Code to the extent provided by Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(d) The Capital Account shall be adjusted in any other manner required by Section 1.704-1(b)(2)(iv) of the Regulations or otherwise, in order to be deemed properly maintained for federal income tax purposes.

(e) Capital Accounts shall not bear interest.

(f) The transferee of Units shall succeed to the Capital Account attributable to the Units transferred.

“Capital Contribution” means any contribution of cash, other property or services to the Company made by or on behalf of a Member or Assignee pursuant to Article 2 hereof.

“Class A Unit” means one of the one hundred (100) full voting Units issued to RDI and Roman as indicated on Exhibit B.

“Class B Unit” means one of the nine hundred (900) authorized limited voting Units issued to RDI and Roman as indicated on Exhibit B.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company organized pursuant to the Articles and this Agreement, and any successor limited liability company.

“Company Liability” means any enforceable debt or obligation for which the Company is liable or which is secured by any Company property.

“Company Minimum Gain” means the aggregate amounts of gain which would be realized by the Company if it disposed of all property subject to Nonrecourse Liabilities in full satisfaction of such liabilities. Such amounts shall be calculated as described in Section 1.704-2(d)(l) of the Regulations.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the ownership or possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of fifty percent (50%) of the voting securities, by contract or otherwise.

“Directors” means the Person or Persons designated as members of the Board of Directors pursuant to Article 4 hereof. A Director is not a “manager” of the Company within the meaning of 1C 23-18-3-l(b) of the Act, and as such has no authority to act on behalf or bind the Company.

“Dissociation” means any action which causes a Person to cease being a Member as described in Article 11 hereof.

“Dissolution Event” means an event, the occurrence of which will result in the dissolution of the Company under Article 12 hereof.

“Distribution” means a transfer of property to a Member or Assignee on account of Units as described in Article 3 hereof.

“Excess Amortization” shall have the meaning set forth in Section 3.5 hereof.

“Fiscal Year” means the taxable year of the Company, which shall begin on January 1 and end on December 31 of each year (excepting any short taxable year at the end of the Company’s life).

“Founding Members” means Roman and RDI (as defined at the beginning of this Agreement).

“Gaming” means activities requiring licensing under a Gaming Authority.

“Gaming Authority” means all agencies, authorities and instrumentalities of any State, nation, or other governmental entity, or any subdivision thereof, anywhere in the world regulating gaming or related activities.

“General Manager” means Roman or any successor General Manager designated to manage the Company pursuant to Article 4 of this Agreement. For all purposes of this Agreement, the General Manager, acting through its duly elected or appointed corporate officers, employees and agents, shall be the sole “manager” of the Company within the meaning of 1C 23-18-3-l(b) of the Act.

“Indiana Riverboat Gambling Act” means 1C 4-33, et seq., of the Indiana Code.

“Initial Capital Contribution” means the initial contributions of $20,001,000 by Roman and $18,201,000 by RDI.

“Land” means the contemplated Project site, consisting of two parcels comprising a total of approximately 253 acres of land.

“Majority-In-Interest” means, at any given time, Members (or, if the context expressly designates a Class or smaller group of Members, such group of Members) holding in the aggregate more than fifty percent (50%) of the outstanding Units held by such Members.

“Malfeasance” means (a) conviction of a felony under applicable criminal law or (b) recklessness or willful misconduct with respect to the discharge of a Person’s duties or obligations under this Agreement or applicable law, specifically excluding any act or conduct expressly permitted by any provision of this Agreement. For this purpose, the terms “recklessness” and “willful misconduct,” shall have their common law meanings under applicable law, except that, to the extent that the Members may make a binding and enforceable agreement as to such terms, the Members agree that: (i) the term “willful misconduct” shall be deemed to mean and include only acts or omissions of a Person taken or omitted with actual conscious knowledge that such act or omission constituted actual fraud or material breach of such Person’s duties or obligations under this Agreement; (ii) a Person that is not a natural person shall be deemed to have “actual conscious knowledge” only if a majority of the Board of Directors (or general partners, if a partnership, or comparable authority of any other type of entity) of such Person had such actual conscious knowledge, provided that such Person takes appropriate disciplinary action as permitted by applicable law with respect to those individual officers, employees or agents of such Person, if any, who had actual conscious knowledge and were responsible for the act or omission constituting the recklessness or willful misconduct; and (iii) in no event shall any act or omission effected in the good faith belief that it was in the best interests of the Company or the Project be deemed to constitute Malfeasance, whether or not said act or omission or is alleged to constitute or might constitute recklessness or willful misconduct under applicable law or under the preceding clauses (i) or (ii).

“Member” means any Person (a) who has signed this Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Agreement and (b) who holds Units in the Company.

“Member Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(l) and (2) of the Regulations.

“Nonrecourse Liability” means any Company Liability (or portion thereof) for which no Member or Assignee bears the economic risk of loss as determined in accordance with Sections 1.704-2(b)(3) and 1.752-l(a)(2) of the Regulations (without regard to whether those Sections apply to such liability).

“Notice” as and when required by this Agreement shall meet the following requirements, unless otherwise specified in context and together with any other requirements specified in the context:

(a) Notice shall be in writing. Notice shall be deemed given (i) when actually received, if sent by courier, facsimile, telegraph or any other mode, or (ii) five (5) business days after being deposited in the United States mail, postpaid, by registered or certified mail, return receipt requested.

(b) Notice to the Company shall be given or addressed to the Company at the address of the principal office of the Company.

(c) Notice to the General Manager shall be given or addressed to the General Manager at the address of the principal office of the General Manager, unless the General Manager has given the Company a Notice of a different address.

(d) Notice to a Director shall be given or addressed to the Director at the address of the Member which designated such Person as a Director pursuant to Article IV, unless the Director has given the Company a Notice of a different address.

(e) Notice to a Member or Assignee shall be given or addressed to the Member or Assignee at the Member’s or Assignee’s last known address as shown on the records of the Company, unless the Member or Assignee has given the Company a Notice of a different address.

“Operating Distributions” means distributions made in accordance with Sections 3.5 and 3.6.

“Operations Management Fee” means the Operations Management Fee paid by the Company under Section 8.2 of the Project Development and Management Agreement by and between the Company and the Operator.

“Operator” means Roman Entertainment Corporation of Indiana, an Affiliate of CWI which has been designated by the Company to develop and manage the Project pursuant to a Project Development and Management Agreement as described in Section 5.1, and any successor or replacement thereof.

“Person” means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization.

“Preferred Capital Contributions” means $90,000,000 of the Capital Contributions made by Roman.

“Preferred Capital Ratio” means one hundred percent (100%) to Roman and zero percent (0.0%) to RDI.

“Profits” and “Losses” for any Fiscal Year means the net income or net loss of the Company for such Fiscal Year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the Company for federal income tax purposes adjusted as follows:

(a) Tax-exempt income as described in Section 705(a)(l)(B) of the Code realized by the Company during such fiscal year shall be taken into account as if it were taxable income;

(b) Expenditures of the Company described in Section 705(a)(2)(B) of the Code for such year, including items treated under Section 1.704-1(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account as if they were deductible items;

(c) With respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed in accordance with the provisions of Section 1.704-l(b)(2)(iv)(g) of the Regulations by computing depreciation, amortization, gain or loss upon the fair market value of such property on the books of the Company;

(d) With respect to any property of the Company which has been revalued as required or permitted by the Regulations under Section 704(b) of the Code, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation; and

(e) The difference between the adjusted basis for federal income tax purposes and the fair market value of any asset of the Company shall be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Member acquires an additional interest in the Company in exchange for a contribution to capital of the Company; or (ii) such asset of the Company is distributed to a Member pursuant to Section 7.5 or as consideration for a reduction of such Member’s interest in the Company or in liquidation of such interest as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulations.

“Project” means the currently contemplated and continued development of riverboat gaming operations (including restaurants, hotels, entertainment facilities or other amenities as may be deemed appropriate for the particular site) at or near Bridgeport, Harrison County, Indiana. The size, scope, description and cost of the project shall be more particularly defined in the Project Budget to be prepared by the Operator pursuant to the Project Management and Development Agreement, subject to the approval of the General Manager and the Board of Directors.

“Project Budget” has the meaning set forth in Section 4.5(a).

“Project Development and Management Agreement” means the agreement between the Company and the Operator described in Section 5.1.

“Project License” means the Company’s license granted by the Indiana Gaming Commission pursuant to IC 4-33, et seq., to permit the Company to own and operate a riverboat with gambling operations in Harrison County, Indiana.

“Regulations”, except where the context indicates otherwise, means the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be changed from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.4 hereof.

“Related Person” means a person having a relationship to a Member that is described in Section 1.752-4(b) of the Regulations.

“Residual Distribution Ratio” means eighty two percent (82%) to Roman and eighteen percent (18%) to RDI.

“Subordinated Capital” means the Initial Capital Contributions.

“Subordinated Capital Ratio” means 20,001,000/38,202,000 to Roman and

18,201,000/38,202,000 to RDI.

“Substitute Member” means an Assignee who has been admitted as a Member.

“Transfer” means any transfer, sale, gift, assignment, pledge, granting of a security interest or other disposition, including any disposition by operation of law, provided, however, that the transfer and creation of a security interest in the membership interest of RDI in favor of Starwood pursuant to that certain Assignment and Security Agreement dated December 28, 1999, and enforcement thereof shall not be deemed a ‘transfer’ for this purpose.

“Unit” means an interest of a Member or Assignee in the Profits, Losses and Distributions of the Company as determined in accordance with this Agreement. As of the date of this Agreement, the Company has one hundred (100) Class A Units authorized and outstanding and nine hundred (900) authorized Class B Units authorized and outstanding. Class A and Class B Units shall be equal and alike in all respects, except that holders of Class A Units have full rights to vote on any and all matters as to which Members have a right to vote under this Agreement on the Act, and the holders of Class B Units shall be entitled to vote only on such matters, if any, as may be specified hereafter by resolution of the Board of Directors and such other matters, if any, as may be required by the Act. Subject to Article 10, Additional Units of any Class may be authorized and issued by resolution of the Board of Directors at any time, in exchange for such consideration and having such rights and contribution obligations as may be set forth in the resolution of the Board of Directors authorizing the same. Unless otherwise specified, “Units” refers to Class A Units, Class B Units and any other Units hereafter authorized by the Board of Directors.

ARTICLE 2

CONTRIBUTIONS

2.1 Capital Accounts. There shall be established for each Member on the books of the Company a Capital Account, as defined and described in Section 1.5 of this Agreement. As of January 1, 1999 and prior to current year allocations and distributions, (i) the Capital Account of Roman is $109,330,398 and (ii) the Capital Account of RDI is $15,500,323.

2.2 Units Credited for Capital Contributions. In respect of their respective Capital Contributions, the Members’ respective Capital Accounts have been credited with Units in accordance with the Class A Units and Class B Units set forth on Exhibit B hereto. This credit reflects all outstanding Units as of January 1, 1999 and the date hereof.

ARTICLE 3

ALLOCATIONS AND DISTRIBUTIONS

3.1 Allocation of Profits. Except as provided in Sections 3.3, 3.4 and 12.3, Profits shall be allocated as follows:

(a) First, in accordance with the Residual Distribution Ratio, until the cumulative amount of Profits allocated pursuant to this Section 3.1(a) for such period and all prior periods equals the amount of Losses allocated pursuant to Section 3.2(d) for all prior periods; and then

(b) Second, in accordance with the Preferred Capital Ratio, until the cumulative amount of Profits allocated pursuant to this Section 3.1(b) for such period and all prior periods equals the amount of Losses allocated pursuant to Section 3.2(c) for all prior periods; and then

(c) Third, in accordance with the Subordinated Capital Ratio, until the cumulative amounts of Profits allocated pursuant to this Section 3.1(c) for such period and all prior periods equals the cumulative amount of Losses allocated pursuant to Section 3.2(b) for all prior periods; and then

(d) Fourth, the balance, if any, shall be allocated in accordance with the Residual Distribution Ratio.

3.2 Allocation of Losses. Except as provided in Sections 3.3, 3.4 and 12.3, Losses shall be allocated as follows:

(a) First, in accordance with the Residual Distribution Ratio, until the cumulative amount of Losses allocated pursuant to this Section 3.2(a) for such period and all prior periods equals the amount of Profits allocated pursuant to Section 3.1(d) for all prior periods; and then

(b) Second, in accordance with the Subordinated Capital Ratio, until the cumulative amount of Losses allocated pursuant to this

Section 3.2(b) for such period and all prior periods equals the sum of (i) the Subordinated Capital contribution by the Members and (ii) the cumulative amount of Profits allocated pursuant to Section 3.1(c) for all prior periods; and then

(c) Third, in accordance with the Preferred Capital Ratio, until the cumulative amount of Losses allocated pursuant to this Section 3.2(c) for such period and all prior periods equals the sum of (i) the Preferred Capital and (ii) the cumulative amount of Profits allocated pursuant to Section 3.1(b) for all prior periods; and then

(d) Fourth, the balance, if any, in accordance with the Residual Distribution Ratio.

Notwithstanding this Section 3.2, solely with respect to the 1999 Fiscal Year of the Company, Roman shall first be allocated Losses of the Company in an amount equal to $2,939,837. Such portion of the Company’s Losses in the 1999 Fiscal Year shall be treated for purposes of this Agreement (including Section 3.1 and this Section 3.2) as Losses allocated to Roman pursuant to Section 3.2(b). The excess of the Company’s Losses in the 1999 Fiscal Year over $2,939,837 shall be allocated in accordance with this Section 3.2. For purposes of Sections 3.1 and 3.2, all Losses allocated for years prior to 1999 shall be deemed to constitute Losses allocated pursuant to Section 3.2(b).

3.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member and Assignee shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Person’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Except as otherwise provided in Section 1.704-l(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member and Assignee who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in amount equal to such Person’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member and Assignee pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-20(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) If any Member or Assignee receives any adjustments, allocations, or distributions described in Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) of the Regulations that causes such Person to have an Adjusted Capital Account Deficit as of the end of any Fiscal Year or increases such Person’s Adjusted Capital Account Deficit, gross income and gain shall be allocated to such Member or Assignee in an amount and manner sufficient to eliminate such deficit as quickly as possible in accordance with Section 1.704-l(b)(2)(ii)(d) of the Regulations. Any such allocation of gross income or gain pursuant to this paragraph shall be in proportion to the amounts of the Adjusted Capital Account Deficits. This subsection is intended to constitute a “qualified income offset” within the meaning of Section 1.704-l(b)(2)(ii)(d) of the Regulations.

(d) Nonrecourse Deductions for any Fiscal Year shall be allocated in accordance with the Residual Distribution Ratio.

(e) Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members or Assignees who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(l) of the Regulations.

(f) For income tax purposes, any item of income, gain, loss, deduction, or credit with respect to any property (other than money) that has been contributed by a Member or Assignee to the capital of the Company and which is required to be allocated to Members and Assignees for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution, shall be allocated to the Members and Assignees for income tax purposes in the manner required by Section 1.704-l(b)(2)(iv)(g) of the Regulations. If the Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(f) or (g) of the Regulations with respect to a revaluation of any asset of the Company, subsequent allocations of income, gain, loss, and deduction, including without limitation depreciation or deductions for cost recovery with respect to such asset, shall take account of any variation between the then existing adjusted basis of such asset for federal income tax purposes and the fair market value of such asset as required by Section 1.704-l(b)(2)(iv)(g) of the Regulations.

(g) Notwithstanding Section 3.2, losses shall not be allocated to the extent that such allocation would cause a Member or Assignee to have an Adjusted Capital Account Deficit or would increase such Person’s Adjusted Capital Account Deficit. Losses that are not allocated to a Member or Assignee by reason of the limitation in this subsection shall be allocated to the Members or Assignees to whom this limitation does not apply in proportion to their Units.

3.4 Curative Allocations. The allocations set forth in Section 3.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this

Article (other than the Regulatory Allocations), the General Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner determined appropriate so that, after such offsetting allocations are made, each Capital Account balance is, to the extent possible, equal to the Capital Account balance such Person would have had if the Regulatory Allocations were not part of this Agreement. In exercising discretion under this Section 3.4, the General Manager shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 3.3.

3.5 Distributions. Distributions may be declared from time to time by the Board of Directors with the concurrence of the General Manager, and unless otherwise determined by the Board of Directors, with respect to any quarterly or annual period, quarterly and annual distributions hereunder shall be made equal to at least the lesser of (i) cash determined to be available for distribution taking into account the matters referred to in clause (i) of the second succeeding sentence, or (ii) the amount of budgeted distribution for such period under the Annual Budget. The General Manager shall make a recommendation to the Board of Directors with respect to Distributions at least quarterly and annually, in connection with the Annual Budget. In determining whether to make, or the amount of, any annual Distribution, the General Manager and the Board of Directors shall take into account (i) any and all applicable legal limitations, as well as necessary or appropriate operating expenses, reserves, working capital and other capital requirements as contemplated by the Budget, as well as, to the extent reasonably practicable, (ii) the amount of cash potentially needed by cash basis individual taxpayer Members (or their constituent shareholders, partners or members), if any, on account of taxable income resulting from the Company’s accrual basis accounting and (iii) an amount equal to the amount of the Operations Management Fee as an additional amount available for distribution to the Members (it being understood that this provision shall not act to limit or subordinate the obligation of the Company to pay the Management Fee, and it being further understood that the foregoing shall not require any return or contribution of any amount of the Operations Management Fee). In determining the amount available for distribution, the General Manager shall not consider amortization of any debt in excess of the minimum required amortization under debt instruments (“Excess Amortization”), except as directed by action of the Board of Directors, and no such Excess Amortization shall be paid by the Company, except to the extent approved by action of the Board of Directors. Notwithstanding the foregoing, the parties acknowledge that there is no assurance that cash will be available at any time for any Distribution for that or any other purpose, and neither the Company nor the Board or Directors or General Manager shall have any liability to any Member (or its constituent shareholders, partners or members) on account of the failure to make a Distribution to cover income tax liabilities or for any other reason whatsoever. No Distributions may be declared or paid in violation of IC 23-18-5-6. Distributions in anticipation of a Dissolution Event or subsequent to a Dissolution Event shall be made as provided in Section 12.3. All other Distributions shall be made in accordance with the Residual Distribution Ratio.

3.6 Allocations and Distributions to New Members and Assignees. If Units are transferred or if additional Units are authorized and issued to a new Member during any Fiscal Year. Profits, Losses, each item thereof, and all other items attributable to such Units for such Fiscal Year shall be allocated to the Assignee or the new or Substitute Member in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Chief Operating Officer, such that the transferor will be allocated all Profits, Losses, each item thereof, and all other items attributable to such Units from the first day of the Fiscal Year through the date of transfer and the Assignee or new member will be allocated Profits, Losses, each item thereof, and all other items attributable to such Units from the date of transfer through the last day of the Fiscal Year. All Distributions on or before the date of a Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the transferee. If a Transfer does not comply with the provisions of Article 9 hereof then all of such items shall be allocated to the Person who attempted to make the Transfer.

3.7 No Right to Distributions. No Member or Assignee shall have the right to receive any Distribution from the Company (except as set forth in Section 3.4), to be repaid any portion of its Capital Contributions or Capital Account, or to withdraw from the Company. The General Manager shall have no fiduciary duty or other obligation to any Member or Assignee in respect to allocations or declaring or making Distributions under this Article 3, and shall have no liability with respect thereto in the absence of Malfeasance.

ARTICLE 4

MANAGEMENT

4.1 General Manager. The Company shall be managed by the General Manager. The General Manager shall be Roman or another Affiliate of CWI designated by Roman, unless and until such General Manager shall be removed for cause as provided for in Section 4.9. Except as to specific matters as to which the approval of the Board of Directors is expressly required by Section 4.5, or the approval of the Members or Board of Directors is specifically required by any other provision of this Agreement, or by the Act, the General Manager shall have full and complete authority, power and discretion to manage and control, and to make all decisions concerning, the business, affairs, operations and properties of the Company, and to perform any and all other acts or activities customary or incident to the management of the Company’s business. So long as the General Manager shall be Roman or any entity not a natural person, the General Manager shall act by or through its duly elected or appointed officers, employees and agents. Subject to and without limitation on the foregoing, the General Manager shall:

(a) Make all decisions concerning the following matters:

(i) the execution, amendment and termination of all agreements on behalf of the Company, and the terms and conditions thereof, including any contracts on behalf of the Company with entities affiliated with any Member, which contracts shall be on the terms (A) provided for in Article 5 of this Agreement, (B) approved by the Board of Directors pursuant to Section 4.5 (if such contract is a material contract), or (C) otherwise equivalent to or better than those available from unaffiliated third parties;

(ii) the employment and termination, on behalf of the Company, of such agents, employees, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Company, and the terms of such employment;

(iii) the institution, defense, payment, collection, compromise, arbitration, or other adjustment of claims, demands or legal actions for or against the Company;

(iv) any and all tax elections to be made on behalf of the Company; and

(v) all matters incidental to the day-to-day management and operation of the Company.

(b) Have power and authority on behalf of the Company:

(i) To acquire property from any Person as the Directors may determine. The fact that a Director or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Directors from dealing with that Person;

(ii) To borrow money for the Company from banks, other lending institutions, the Members or affiliates of the Members on such terms as the General Manager shall deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or financing obligation incurred by or on behalf of the Company except by the General Manager with the concurrence of the Board of Directors, or to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the General Manager or the Board of Directors;

(iii) To purchase liability and other insurance to protect the Company’s property and business;

(iv) To hold and own any Company real and/or personal properties in the name of the Company;

(v) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(vi) With the prior vote or consent of the Board of Directors, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the vote or consent of the Board of Directors shall not be required with respect to any sale or disposition of the Company’s assets in the ordinary course of the Company’s business;

(vii) To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents reasonably necessary or convenient, in the opinion of the Directors, to the business of the Company;

(viii) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(ix) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose; and

(x) To do and perform all other acts as may be necessary or convenient to the conduct of the Company’s business.

4.2 Board of Directors. The Company’s Board of Directors shall oversee the General Manager as to certain matters involving the business and affairs of the Company. Except as specifically set forth herein: (a) neither the Board of Directors nor any Director shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose, unless the Director has been specifically authorized by the General Manager or Board of Directors to act as an agent of the Company in respect to such matter; and (b) no Director shall participate in management, take any actions or execute any documents on behalf of the Company, or otherwise attempt to manage or bind the Company without first obtaining the express written consent of the General Manager.

4.3 Appointment of Directors. The Board of Directors shall be comprised of representatives designated and appointed in equal numbers by Roman and by RDI, each of whom shall be a natural Person (herein called a “Director”) and shall have the authority to act on behalf of their respective appointing Member and all other Members as their representatives to the Company, with respect to all matters to properly come before the Board. Except as otherwise set forth in Section 4.3(g) below, no Member other than said Founding Members shall be entitled to designate, appoint or otherwise participate in the process of placing Persons on the Board of Directors. Directors need not be residents of the State of Indiana or Members of the Company. The current Board of Directors consists of four (4) members, as follows:

(a) The current two (2) Directors designated and appointed by Roman, and their respective addresses, telephone and facsimile numbers are as follows:

Wallace Barr

c/o Park Place Entertainment Corporation

3930 Howard Hughes Parkway

Las Vegas, Nevada 89109-0943

Telephone: (702) 699-5000; Facsimile: (702) 699-5179

Scott La Porta

c/o Park Place Entertainment Corporation

3930 Howard Hughes Parkway

Las Vegas, Nevada 89109-0943

Telephone: (702) 699-5000; Facsimile: (702) 699-5179

(b) The current two (2) Directors designated and appointed by RDI, and their respective addresses, telephone and facsimile numbers are as follows:

Manley N. Feinberg

Borowitz & Goldsmith, PLC

1825 Meidinger Tower

Louisville, KY 40202

Telephone: (502) 584-7371; Facsimile: (502) 584-7386

Larry G. Townsend

c/o Riverboat Development, Inc.

220 West Main Street, 17th Floor

L,G&E Tower

P.O. Box 70003

Louisville, Kentucky 40202

Telephone: (502) 561-1516; Facsimile: (502) 561-1543

With a copy to:

Barnes & Thornburg

11 South Meridian Street

Indianapolis, Indiana 46204

Attn.: Peter J. Rusthoven, Esquire

Fax: (317) 231-7433

(c) Either RDI or Roman may from time to time designate alternates (whether permanent or as to any particular meeting, vote, consent or other matter) and/or change any of its respective representatives on the Board of Directors by Notice to the Company and to the other Founding Member. Any member of the Board of Directors may be removed (with or without cause) by the Founding Member who designated such member of the Board of Directors. Each Director shall hold office until the Founding Member that appointed such Director gives Notice to the Company and the other Founding Member of such Director’s removal or replacement.

(d) If any individual designated by a Founding Member shall be unable or unwilling to serve as a member of the Board of Directors, the Member who nominated any such individual shall be entitled to designate a replacement who shall then be deemed appointed pursuant to this Section 4.3.

(e) A Director of the Company may resign at any time by giving Notice to the Company. The resignation of a Director shall take effect upon receipt of Notice thereof or at such later time as shall be specified in such Notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(f) In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of a member of the Board of Directors, the Founding Member which designated such Director shall be entitled to designate a Person to fill such vacancy.

(g) By a unanimous resolution or consent of the Board of Directors, the Board of Directors may be expanded to include one or more additional Directors, or may be contracted to a lesser number. Such resolution or consent shall specify whether any additional Director or Directors shall be appointed or elected, and the manner of such appointment or election. Any contraction of the Board of Directors shall maintain the Founding Members’ equal representation, unless the applicable resolution shall be consented to in writing by such Founding Members.

4.4 Meetings of the Board of Directors. Meetings of the Board of Directors may be called by the General Manager, and shall be called by the General Manager promptly after the request of any two Directors or any Member owning fifty percent (50%) or more of the outstanding Class A Units. The Board of Directors shall meet at least semi-annually to review the operations of the Company and any matters requiring Board of Directors approval. At all meetings of the Board of Directors, a quorum for the transaction of business shall consist of three (3) Directors. Each Director shall have one vote on any Company matter properly to come before the Board of Directors. Any proposal or decision which receives the affirmative vote of a majority of the Board of Directors shall be deemed approved by the Board of Directors. Any Company action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if, prior to or subsequent to such action, a majority of the members of the Board of Directors consent thereto in writing, provided that a Director’s written consent shall be deemed invalid (and a new written consent must be obtained from such Director) if such consent precedes the last necessary Director’s written consent by more than thirty (30) days. Meetings of the Board of Directors may be conducted in whole or part via telephone. Members of the Board of Directors shall not receive any separate compensation for their services, however, they shall be reimbursed by the Company for any out-of-pocket expenses incident to such services.

4.5 Matters Reserved to the Board of Directors. The Board of Directors shall act with respect to only those matters set forth below, other matters as to which Board of Directors’ action is required by this Agreement or applicable law, and such other matter, if any, as the General Manager may from time to time refer to the Board of Directors for action:

(a) approval of the selection and design of the Project and approval of the plans and budget (the “Project Budget”) therefor to be prepared by the Operator pursuant to the Project Development and Management Agreement as updated from time to time;

(b) approval of annual operating budgets for the Company to be prepared by the Operator pursuant to the Project Development and

Management Agreement together with the budgeted distributions for the Company (the “Annual Budget”);

(c) any material alteration in the terms or development of the Project or the Project Budget or the Annual Budget; provided that the Founding Members agree that the Project Budget as in effect on the date hereof, together with such changes thereto not resulting in aggregate spending in excess of $425,000,000 has been approved;

(d) the formation of any separate entities in connection with the development of the Project, (each a “Project Entity”);

(e) any change in the business of the Company from that described in Section 1.4;

(f) material contracts with Affiliates of the General Manager or any Member, including any material changes in the Project Development and Management Agreement, provided that the Founding Members agree that the Project Development and Management Agreement as in effect on the date hereof has been approved for all purposes and requires no further approval whatsoever;

(g) the sale, transfer or other disposition of all or substantially all of the assets of the Company or the sale, transfer or other disposition of a Project Entity or all or substantially all of the assets of a Project Entity; and

(h) any financing to be obtained by the Company or a Project Entity, including any Additional Capital Contributions to be required of the Members, financing through the issuance or incurrence of equity, debt, warrants or other derivative instruments by the Company or any Project Entity.

The General Manager shall furnish to each Director as least quarterly the following information: (1) the Company’s internal balance sheet and income statements as of the end of the preceding month; (2) the most recent internal financial forecasts and projections for the Project prepared by CWI; (3) an updated comparison, as of the end of the quarter, of actual construction and development costs compared to the costs contemplated by the most recent Project Budget and Annual

Budget that have been approved by the Board of Directors; and (4) changes in the detailed time line for anticipated completion and opening of material components of the Project (including the hotel, the pavilion, the parking garages and the golf courses) from the information with respect to such matters furnished to the Directors at the most recent preceding meeting of the Board of Directors. The General Manager’s obligation to furnish to Directors on a quarterly basis the information described in this paragraph shall not limit such other rights that any Director may otherwise have to request and receive information from the General Manager.

4.6 Liability for Certain Acts. The General Manager and each Director shall perform their respective duties in a manner reasonably believed to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Neither the General Manager nor any Director shall have any liability to the Company or any other Person by reason of being or having been a Director of the Company, or for any act or omission in any capacity under this Agreement performed or omitted on behalf of the Company, unless the liability shall have been the result of Malfeasance by the General Manager or such Director. Neither the General Manager nor any Director in any way guarantees the return of the Members’ Capital Contributions from or the making of Distributions by the Company. Actions taken or violations alleged by Gaming Authorities or other regulatory authorities shall in no event constitute a breach of the General Manager’s or any Director’s duties or obligations where the activities giving rise to such actions or alleged violations were effected in the good faith belief that they were in the best interests of the Company or the Project.

4.7 Directors Have No Exclusive Duty to Company. Except as set forth in Section 5.5:

(a) Neither the General Manager nor any Director shall be required to limit its, his or her function or activities to their respective management function and activities hereunder, and they may have other business interests and may engage in other activities in addition to those relating to the Company.

(b) Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the General Manager or any Director or to the income or proceeds derived therefrom.

(c) Neither the General Manager nor any Director shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

4.8 Bank Accounts. The General Manager may from time to time open one or more bank accounts in the name of the Company, and in connection therewith the General Manager shall, in its discretion, designate one or more officers, employees or agents of the General Manager or the Operator as signatories thereon.

4.9 Resignation or Removal of General Manager.

(a) The General Manager may resign by giving Notice to the Members of the Company, such Notice shall include an effective date for the resignation not earlier than three (3) months after the Notice date. The acceptance of such resignation shall not be necessary to make it effective.

(b) The General Manager may be removed only for cause (as set forth below), and then only upon (i) the recommendation of the Board of Directors for such removal, and (ii) the affirmative vote of a Majority-In-Interest of the Members of each Class of Units, voting by Class, provided, that neither the General Manager nor any Director appointed by the General Manager shall be entitled to vote on the issue of removal. For this purpose, cause shall be deemed to exist only under one or more of the following circumstances:

(1) the General Manager commits Malfeasance;

(2) the General Manager commits a willful breach of the terms of this Agreement, which breach (A) has a material adverse effect on the Company or any Member, and (B) remains uncured for thirty (30) days after written notice thereof to the General Manager, or for such longer period, up to ninety (90) days, as may be reasonable under the circumstances if such breach is not reasonably curable within thirty (30) days and the General Manager undertakes to cure such breach within thirty (30) days and diligently pursues the same to completion; or

(3) the General Manager files a voluntary petition for relief under the U.S. Bankruptcy Code, or is unable within a period of one hundred twenty (120) days to remove, dismiss or otherwise terminate (A) an involuntary petition filed against it under the U.S. Bankruptcy Code, or (B) a court-appointed receiver or trustee for all or a substantial portion of its assets.

In no event shall Malfeasance or a willful breach be attributed to the General Manager on account of any felony conviction or other act or omission of its officers, employees or agents unless a majority of the Board of Directors of General Manager had actual conscious knowledge of the felonious act or other conduct constituting the Malfeasance or willful breach, provided that the General Manager takes appropriate disciplinary action as permitted by applicable law with respect to those individual officers, employees or agents, if any, who had actual conscious knowledge and were responsible for the act or omission constituting the Malfeasance or willful breach; and in no event shall any act or omission effected in the good faith belief that it was in the best interests of the Company or the Project be considered cause for dismissal.

(c) If the General Manager shall also be a Member at the time of resignation or removal, such resignation or removal shall not constitute a withdrawal as a Member or otherwise affect the General Manager’s rights as a Member.

4.10 Compensation. The compensation, if any, of the General Manager and Directors shall be fixed from time to time by the Board of Directors, and neither the General Manager nor any Director shall be prevented from receiving such compensation by reason of also being a Member of the Company.

4.11 Persons Excluded From Management. Unless specifically authorized to do so by this Agreement or by the General Manager or Board of Directors, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member or Assignee shall have any power or authority to bind the Company unless the Member or Assignee has been authorized by the General Manager or Board of Directors to act as an agent of the Company in accordance with the previous sentence. No Member or Assignee other than the General Manager acting in its capacity as the General Manager, or its duly authorized agent, shall take any actions or execute any documents on behalf of the Company or otherwise manage or bind the Company without first obtaining the express written consent of the General Manager or the Board of Directors.

ARTICLE 5

AFFILIATE TRANSACTIONS

5.1 Operator. Roman Entertainment Corporation of Indiana, an Affiliate of CWI, will serve as Operator, and the Company and the Operator have entered into a Project Development and Management Agreement providing for the development and management of any and all casino facilities, hotel and related facilities owned or operated by the Company. Without limitation on the foregoing, Roman or its affiliated Operator, acting for the account of the Company at the Company’s expense, shall have all the authority and responsibility as may be assigned and delegated to the Operator under the Project Development and Management Agreement between the Company and the Operator. The Operator will develop and operate the Project with all the authority normally given an operator of such an enterprise. Such operation shall be on behalf of the Company, for its account and subject to budgets and the availability of sufficient funds. To carry on such operations, the Operator will have all the power and protection reasonably required in this situation.

Other than the payments pursuant to Section 5.2(b) below, the Company shall not be obligated to pay any compensation or reimbursement to the Operator or any other Affiliates of Roman with respect to work by personnel of the Operator, Roman, CWI or any their Affiliates in connection with the licensing, development or construction of the Project, excepting any such personnel specifically assigned to the Project on a full time basis. Subject to the foregoing limitation, all reasonable costs and expenses incurred by the Operator, Roman or their Affiliates in connection with the Company and the Project (including without limitation the cost of outside consultants and professionals) shall be reimbursed by the Company including the allocated cost of personnel assigned on a full or part time basis to the Project from and after opening for business; and until sufficient Project operating revenues become available, the Operator, Roman or their Affiliates shall be entitled to reimbursement of such reimbursable expenses either from the proceeds of debt or equity financing. At its option, the Operator may enter into (or arrange for the Company to enter into) separate management agreements with Affiliates of CWI for purposes of performing any or all of the above activities. Nothing herein shall require the Operator or the Company to proceed or take any action with respect to any opportunity in the event the Operator at its sole and absolute discretion believes such opportunity is undesirable for either it or the Company for any reason.

5.2 Certain Fees and Expenses. The Company has agreed to pay certain fees and expenses to RDI and the Operator (or its designated Affiliate(s)) in connection with their respective pre-development, development, construction and pre-opening services, upon and subject to the following terms and conditions:

(a) To the extent not already paid, fees aggregating $1,350,000 will be payable to the Operator (or its designated
Affiliate(s)), in addition to any other fees or expenses payable under the separate Project Development and Management Agreement, as follows:

(i) A development services fee of $400,000, payable in four (4) quarterly installments of $100,000 each, beginning promptly following the date Operator and RDI determine such payments are due; and

(ii) A construction services fee of $950,000, payable in equal monthly installments (prorated over a number of months to be agreed upon by Operator and RDI), promptly following the date Operator and RDI determine such payments are due and continuing on the same day of each succeeding month until paid in full.

(b) To the extent not already paid, subject to Section 5.1, Roman and RDI each shall be reimbursed by the Company for any and all expenses advanced or incurred from August 12, 1994 through the date of this Agreement (or otherwise specifically approved by the Board of Directors) in obtaining the Project License including, without limitation, engineer’s fees, environmental consultant fees, architect’s fees, application fees and attorney’s fees pertaining to the formation of the Company and the Land acquisition by the Company, including costs of maintaining the Land Option, to the extent not advanced by the Company as provided for in Section 5.1.

5.3 Certain Conflicts.

(a) Except as set forth in this Section and Section 5.5, nothing contained in this Agreement shall be construed to restrict or prevent, in any manner, CWI or its Affiliates from seeking or engaging in or commencing any other businesses or investments during the term of this Agreement, including, without limitation, any similar or competitive casino or riverboat Gaming operation by CWI. Subject to Section 5.5, RDI acknowledges that CWI and/or its Affiliates operate other casinos and riverboat Gaming operations and may in the future operate additional casinos or riverboat Gaming operations in different areas of the world, and that marketing efforts may cross over into the same markets and with respect to the same potential customer base as those of the Project.

(b) Roman, in the course of participating in the Project, may refer customers of the Project and other persons to other facilities operated by CWI or its Affiliates to utilize Gaming, entertainment and other amenities, without payment of any fees to the Company or a Project Entity. RDI and the Company consent to such activities and agree that such activities will not constitute a conflict of interest. RDI and the Company acknowledge and agree that Roman may have and distribute promotional materials for CWI and its Affiliates and facilities, including casinos, at the Project if reciprocal arrangements are made in favor of the Project at CWI and its Affiliates’ other facilities.

(c) Except for the duties and obligations of Roman pursuant to this Agreement and the Act, and those of the Operator under the Project Agreement, which are attributable solely to Roman and said Operator, respectively, neither CWI nor any of its Affiliates shall have any fiduciary or other obligation under this Agreement or otherwise to the Company or its Members. RDI does hereby waive any conflict of interest involving Roman or CWI and its affiliates arising out of their carrying on or expanding businesses now being operated or that shall be developed in the future.

5.4 Confidentiality. Subject to the next sentence, RDI and Roman will use their respective best efforts to keep all matters pertaining to the Project confidential except as required by law and except to the extent necessary to complete the Project or to carry on their other businesses and comply with requirements applicable to them. Roman or its Affiliates may make such announcements, file such documents including without limitation this Agreement, with the Securities and Exchange Commission, all regulatory authorities and otherwise take such actions to comply with the requirements of federal and State securities laws as it deems appropriate. To the extent reasonably practicable, Roman shall provide RDI with the portion of any such announcement or filing that refers to this Agreement and the transactions contemplated hereby approximately concurrently with releasing or filing the same. Roman and RDI, and their respective Affiliates, also may file such documents, including without limitation this Agreement, with any other applicable regulatory authorities and otherwise take such actions as may be necessary or appropriate to comply with the requirements of any other applicable federal or State laws.

5.5 Exclusivity. During the term of this Agreement, but only if and for so long as Roman Entertainment Corporation of Indiana or any other Affiliate of CWI shall be the Operator of the Project, neither RDI nor Roman, nor any other Member or any of their respective Affiliates, will seek to develop or acquire a casino operation in Harrison County, or within seventy-five (75) miles of the Project, except through this Company. This covenant shall also be binding on Manley Feinberg and Larry Townsend, principals of RDI, as set forth in a separate agreement dated August 12, 1994. In the course of operating the Project, it is expected that information will be shared between that Project and other operations carried on by Affiliates of Roman. Also, Affiliates of Roman shall be entitled to carry on existing gaming and hotel businesses and to develop any gaming or hotel business subject to the foregoing geographic limitation as to Harrison County and its surrounds, and in the course of operating any such gaming and hotel businesses will be entitled to solicit customers in competition with the Project anywhere including, without limitation, Harrison County and any such activities shall not be deemed to be a conflict of interest or breach of any fiduciary obligation on the part of Roman. This covenant shall not prohibit RDI, Roman or any other Member, or their respective Affiliates, from acquiring a casino operation within the geographic area otherwise prohibited herein if such acquisition occurs as a result of an acquisition of an entire company through an asset, stock or equity purchase, merger or similar transaction, provided that:

(a) the casino operation so acquired (“Acquired Casino”) within the geographic area otherwise prohibited herein constitutes at the time of the acquisition or, if such casino operation is not yet completed at the time of the acquisition, will constitute when completed, thirty percent (30%) or less of the fair market value of the assets of the acquired company; and

(b) the Acquired Casino will not be operated under any name that includes the name “Caesars”; and

(c) RDI, Roman or such other Member will, or will cause its Affiliate to, use its best efforts to cause the divestiture of the Acquired Casino within eighteen (18) months of the date of its acquisition, subject, however, to the condition that if contractual or legal restrictions prevent the divestment within such period of time on a reasonable basis, it will cause the divestment as soon thereafter as is reasonably possible; or

(d) if the acquirer of such Acquired Casino is Roman or any other Affiliate of CWI, Roman Entertainment Corporation of Indiana (or any other Affiliate then acting as the Operator of the Project) shall be entitled, during the time period otherwise applicable to a divestiture under clause (c) above, to terminate the Project Development and Management Agreement (or such other agreement under which it is then acting as Operator of the Project), notwithstanding anything to contrary contained in said agreement, and immediately upon such termination the restriction under this Section 5.5 and any obligation with respect to divestiture of the Acquired Casino shall expire.

5.6 Use of the Name “Caesars”. RDI and the Company acknowledge and agree that within the market area in which the Project will be located, the names “Caesars,” “Caesars Indiana,” “Caesars Harco Casino,” or any variation or combination thereof, will be associated exclusively with facilities owned or operated by CWI or other Affiliates of Roman. Accordingly, RDI and the Company acknowledge and agree that the use of “Caesars” in the name of the Project or in connection with any service mark, trademark, or trade name (collectively, the “Caesars Mark”) shall be by nonexclusive limited license from Roman and/or another Affiliate of CWI which owns the Caesars Mark pursuant to the terms of a license agreement, and Roman will use its best efforts to keep the license agreement in full force and effect during the term of the Project License. RDI and the Company acknowledge that any use of the Caesars Mark on any written materials, signs, advertising, or in any other manner associated with the operation of the Project shall require the prior written approval of CWI or CWI’s Affiliate which may be withheld for any reason in the sole and absolute discretion of CWI or such Affiliate. Upon any termination of the license agreement (or any earlier termination of this Agreement, whether or not any license agreement shall ever take effect):

(a) the Company shall cease to use the Caesars Mark in connection with the Project, or any of its operations, and shall remove from the Project all signs, logos and symbols bearing the Caesars Mark or denoting any affiliation with Roman, CWI or its Affiliates; and

(b) Roman and its Affiliates shall be entitled to remove or destroy, at the Company’s expense, any items located at or used in connection with the Project which contain the Caesars Mark.

RDI and the Company hereby consent to Roman, CWI or its Affiliates obtaining an injunction to be issued to prevent the use of the Caesars Mark in connection with the Project upon or at any time after the termination of this Agreement (whether or not any license agreement shall ever take effect), or in the event that RDI or the Company shall breach, or threaten to breach, the terms of this Section 5.6, in addition to any other remedies to which Roman or its Affiliates may be entitled at law, in equity or otherwise. Nothing in this Agreement shall be deemed to authorize, or to imply that any license agreement might authorize, the use of the Caesars Mark on any goods or services not authorized by this Agreement without the prior written approval of CWI or its Affiliate, which may be withheld for any reason in the sole and absolute discretion of CWI or such Affiliate. All merchandising rights utilizing the Caesars Mark are and shall remain the exclusive property of CWI and its Affiliates, and shall be excluded from any license agreement with the Company. The Company and RDI disclaim any claim or interest with respect to any of the names set forth above or the Caesars Mark. Neither the Company nor RDI shall use the Caesars Mark with respect to any of their respective activities (other than the Project subject the approval of CWI or its Affiliate as provided herein and in any applicable license agreement) carried on in Indiana or elsewhere. All of the covenants and obligations of the Company and RDI under, and all of the other terms and conditions of, this Section 5.6 shall survive the expiration or early termination of the Agreement, regardless of the reason for such expiration or termination, including, without limitation, any default by Roman or the Operator.

5.7 Termination or Abandonment. This Agreement may be terminated by Roman, and Roman may withdraw as a Member and resign as General Manager, if at any time Roman determines that:

(a) there is a problem in maintaining a Project License on account of alleged unsuitability, misconduct, associations or any Member Disqualification Event (as defined in Section 6.3) involving RDI, or its officers, directors or shareholders, unless RDI promptly removes the Person involved so as to eliminate the problem;

(b) any representation or warranty made by RDI in connection with this Agreement is not true and correct, with a material adverse effect on ability to complete, feasibility, development and/or operation of the Project;

(c) there has occurred a material adverse change with respect to RDI, including but not limited to any bankruptcy or insolvency proceeding, or the appointment of a receiver, involving RDI.

(d) Gaming as contemplated by the Project becomes unlawful in Harrison County, Indiana for whatever reason.

Any such withdrawal, resignation and termination of this Agreement shall be without any liability whatsoever on the part of Roman (or its Affiliates) to the Company, RDI or any Member.

ARTICLE 6

MEMBERS

6.1 Liability of Members. No Member shall be liable as such for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

6.2 Regulatory Information. RDI and Roman shall provide each to the other and to the Company, and all Persons, if any, hereafter considered for admission as a Member of the Company, shall provide to the Company (which, as and when necessary, shall make available to other Members upon request), all information pertaining to this arrangement and the Project and as to their ownership structure, corporate structure, officers and directors, stockholders and partners’ identity, financing, transfers of interest, and other matters as shall be required by any Gaming Authority with jurisdiction over the Company, RDI, Roman or any such other requesting Member, or any of their respective Affiliates, or as shall be required with respect to any federal or State security law or regulation applicable to any such Person.

6.3 Privileged License Protection.

(a) If at any time any Member, or any Person owning any of the issued and outstanding voting securities of (or beneficial interest in) any Member, or any Person who is an officer or director of any Member:

(i) is denied a license, found unsuitable or unqualified, or is denied any other approval with respect to a Project or any other gaming operation by a Gaming Authority for any reason including but not limited to such Member’s or Person’s misconduct or association with any other Person who is reputed to be controlled by Persons known to be engaged in criminal activities, or

(ii) is required by any Gaming Authority to apply for an approval and does not apply within any required time limit (including extensions, if any), or

(iii) wrongfully withdraws any application for approval, and

(each of the foregoing being herein called a “Member Disqualification Event,” and the Member subject thereto being called a “Disqualified Member”), then the Disqualified Member shall use its best efforts to cure the Member Disqualification Event, including dissociation of any Person causing such Event. If such Member Disqualification Event:

(1) has or would have an adverse effect on the Company, RDI or Roman (or any affiliate of RDI or Roman, including without limitation CWI or any affiliate of CWI) with respect to its operation or ownership of a casino under any Gaming Authority;

(2) causes or would cause (in whole or in part) any material delay in obtaining any approval from any Gaming Authority affecting the Company, RDI or Roman (or any such affiliate);

(3) causes (in whole or in part) any Gaming Authority to commence or threaten to commence any suit or proceeding against the Company, RDI or Roman (or any such affiliate), or

(4) causes or would cause (in whole or in part) any Gaming Authority to terminate or deny any right or approval of the Company, RDI, Roman (or any such affiliate),

and the Member Disqualification Event is not so cured within the time specified by any applicable Gaming Authority, or within sixty (60) days if no time is specified by any applicable Gaming Authority, then, any provision to the contrary in this Agreement notwithstanding, the Company, by action of the Board of Directors (excluding for this purpose any representative of the Disqualified Member) shall be entitled:

(A) to offer the Units of such Disqualified Member to all other Members who may elect to purchase such Units (either directly or through an Affiliate), which Members shall be entitled (pro-rata in accordance with the Units then owned by them) to purchase the Units of such Disqualified Member at a price equal to the lower of (I) the lowest price mandated by the Gaming Authority or (II) the Units’ fair market value as determined by appraisal, provided the Member has used its best efforts to cure the Member Disqualification Event, including disassociating the Person causing such Event; if the Member fails to use its best efforts to cure the Member Disqualification Event including, without limitation, disassociating any Person causing such Event, then factor (II) above shall be reduced to ninety percent (90%) of the Units’ appraised fair market value;

(B) to dissociate the Disqualified Member; or

(C) to dissolve the Company.

(b) A Member who fails to cure a Member Disqualification Event shall be deemed to have failed to use its best efforts if such Member failed to place in its articles of incorporation, charter or other organizational document or instrument binding on all present and future shareholders, and place a legend on its stock certificates or other certificates evidencing beneficial interests, a statement as to the legal right to disassociate the Person giving rise to the problem. In the event of notice by any Gaming Authority of a problem because of an association, the Member receiving such notice shall seek to disassociate the Person giving rise to the problem and shall be allowed as much time as the Gaming Authority shall allow for this purpose. Both parties shall provide in their employment and other contracts and charters or shareholder agreements and shall legend their stock certificates to facilitate such disassociation.

(c) Except as otherwise provided above, beginning on the date when the Gaming Authority serves notice of a determination of unsuitability, lack of qualification, denial or other problem as set forth above pursuant to the above upon the Company, to the extent it is unlawful for the unsuitable Member:

(i) to receive any share of the distribution of profits of the Company or any payments upon dissolution of the Company,

(ii) to exercise any voting right in the Company conferred by this Agreement or the Act,

(iii) to participate in the management of the Company, or

(iv) to receive any remuneration in any form from the Company, for services rendered or otherwise, the Company shall not be required to recognize any of such rights notwithstanding any provision to the contrary in this Agreement.

6.4 Representations and Warranties. Each Member hereby represents and warrants to each other Member that (a) the Member is acquiring the Units for the Member’s own account as an investment and without an intent to distribute the Units, and (b) the Member acknowledges that the Units have not been registered under the Securities Act of 1933, as amended, or any State securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

6.5 Members’ Conflicts of Interest.

(a) Except as set forth in Section 5.5, a Member shall be entitled to enter into transactions that may be considered to be competitive with the business of the Company, and neither the Company nor any Member shall have any right by virtue of this Agreement to share or participate in such other transactions.

(b) No transaction with the Company shall be void or voidable solely because a Member has a direct or indirect interest in the transaction if:

(i) the transaction is of a type or category identified in Article 5, and is in accordance with the terms and conditions described in Article 5 or other terms and conditions approved by the Board of Directors;

(ii) the disinterested Members, holding in the aggregate more than fifty percent (50%) of the Class A Units held by such disinterested Members, knowing the material facts of the transaction and the Member’s interest, authorize, approve, or ratify the transaction; or

(iii) the disinterested Members, holding in the aggregate more than fifty percent (50%) of the Units held by such disinterested Members, knowing the material facts of the transaction and the Member’s interest, authorize, approve, or ratify the transaction.

6.6 Meetings of Members. The Members shall meet only at special meetings called for the purpose of transacting specific business as may be described in the notice of the meeting. The failure to hold meetings of Members shall not be grounds for dissolution of the Company. Special meetings of the Members (or any Class of Members), for any purpose or purposes to properly come before the Members (or such Class), may be called by the General Manager, the Board of Directors or any Member or Members holding at least thirty-five percent (35%) of the outstanding Units (or Units of such Class). The General Manager may designate any place, either within or outside the State of Indiana, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company. Members may participate in any meeting through the use of any means of communications by which all of the Members may simultaneously hear each other during the meeting. A Member participating in a meeting by this means is deemed to be present in person at the meeting.

6.7 Notice and Record Date of Meetings. Except as otherwise provided herein, written notice stating the place, day and hour of a meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Members may waive prior notice by attending the meeting or by executing a written waiver of notice before or after the meeting. The date on which notice of the meeting is mailed shall be the record date for such determination of Members entitled to notice of or to vote at any meeting of Members.

6.8 Quorum. A Majority-In-Interest of the Members (or Class) represented in person or by proxy, shall constitute a quorum at any meeting of Members (or such Class). If a quorum is present, the affirmative vote of a Majority-In-Interest of the Members (or Class) so present shall be the act of the Members (or Class), unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles, or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote upon any such matter and their Units shall be counted in the determination of whether the requisite matter was approved by the Members.

6.9 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Directors, before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

6.10 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members (or Class) may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members approving such action and delivered to the Directors for filing with the Company records. Unless an action requires unanimous approval, the written consent will be effective upon approval by Members holding the number of Units necessary to approve the action. Any action taken under this Section 6.10 is effective when the Members holding the number of necessary Units (or Class of Units) have signed the consent, unless the consent specifies a different effective date, provided that a Member’s written consent shall be deemed invalid (and a new written consent must be obtained from such Member) if such consent precedes the last necessary Member’s written consent by more than thirty (30) days. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

ARTICLE 7

ACCOUNTING AND RECORDS

7.1 Records to be Maintained. The Company shall maintain the following records at its principal office:

(a) A list of the full name and last known mailing address of each Member, Assignee and Director from the date of organization;

(b) Copies of the Articles and all amendments thereto;

(c) Copies of the Company’s federal, State, and local income tax returns and financial statements, if any, for the three (3) most recent years, or if the returns and statements were not prepared, copies of the information and statements provided by Members to enable them to prepare their federal, State, and local tax returns for the same period;

(d) Copies of this Agreement and all amendments thereto and copies of any written operating agreements no longer in effect; and

(e) Any other agreements or documents required by the Act or this Agreement.

7.2 Accounts. The Company shall maintain appropriate books and records, kept in accordance with generally accepted accounting principles and a record of the Capital Account for each Member and Assignee in accordance with Article 3 hereof. For this purpose, “generally accepted accounting principles” means generally accepted accounting principles in all material respects as established from time to time by the American Institute of Certified Public Accountants, subject to customary variations as utilized by CWI and its Affiliates. Upon prior written notice to the Directors, and during normal business hours, each Member shall have the right to inspect and copy any books and records of the Company.

7.3 Annual Reports. The books and records of the Company shall be examined as of the close of each Fiscal Year by an independent certified public accountant selected by the General Manager, who shall make a report thereon within ninety (90) days following the end of each Fiscal Year.

ARTICLE 8

TAXES

8.1 Method of Accounting For Tax Purposes. The records of the Company shall be maintained on the accrual method of accounting for federal income tax purposes.

8.2 Tax Matters Partner. The General Manager shall be the “tax matters partner” of the Company pursuant to Section 623l(a)(7) of the Code. The General Manager shall take such actions as are necessary to cause each other Member and Assignee to become a “notice partner” within the meaning of Section 6223 of the Code. The General Manager shall not take any action contemplated by Sections 6223 through 6229 of the Code without the prior written consent of the Board of Directors.

ARTICLE 9

TRANSFER OF UNITS

9.1 General. Except as otherwise specifically provided herein, a Member or Assignee may not Transfer all or any part of such Person’s Units. Any purported Transfer of Units not in compliance with this Article 9 shall be null and void.

9.2 Assignee Not A Substitute Member in Absence of Unanimous Consent.

(a) Any proposed Transfer that is a sale to a third party shall not be effective unless and until the requirements of Section 9.3 have been satisfied and the transferee has complied with Section 9.4. Any proposed Transfer of Units that is not subject to Section 9.3, shall not be effective unless and until written notice (including the name and address of the proposed transferee and the date of such proposed Transfer) has been provided to the Company and the other Members and the transferee has complied with Section 9.4.

(b) Notwithstanding anything contained herein to the contrary, any transferee of Units shall be an Assignee and have no right to participate in the management of the business and affairs of the Company or to become a Substitute Member, unless such admission is approved by: (i) the General Manager, which approval shall not be unreasonably withheld so long as all other requirements are satisfied, provided that if such transferee is a Person, other than an Affiliate of CWI, engaged directly or indirectly in the Gaming business, such approval may be withheld in the General Manager’s sole and absolute discretion; and (ii) a Majority-in-Interest of the remaining Members, in their sole and absolute discretion, by written unanimous consent (which consent shall be on a Class basis upon the request of any Class A Member, and otherwise shall be by all remaining Members without regard to Class); provided, however, that no consent shall be required if the transferee of the Units is a Member already holding Units of the Class being acquired by exercise of the right of first refusal under Section 9.3.

(c) Upon the Transfer of all of a Member’s Units which does not at the same time Transfer the balance of the rights associated with the Units (including, without limitation, the rights of the transferring Member to participate in the management of the business and affairs of the Company) to a Person who is not then a Member, the Company shall purchase from the transferring Member, and the transferring Member shall sell to the Company for a purchase price of $100.00. all remaining rights and interests retained by the transferring Member which immediately prior to such sale or gift were associated with the transferred Units.

(d) A Person may Transfer Units (without regard to Section 9.3(a) and (b)), if the transferee (i) complies with Section 9.4, (ii) is an Affiliate of the transferring Person, or a successor or assignee of a Person resulting from a merger or other corporate reorganization or transaction (or an affiliate of any such successor or assignee), or the transferring Person’s spouse, former spouse, or lineal descendant (including adopted children), provided that in each such case (1) the transferee shall not be a Person, other than an Affiliate of CWI, engaged directly or indirectly in the Gaming business unless the transfer to such Person shall be specifically approved by the General Manager, which approval may be withheld in the General Manager’s sole and absolute discretion, (2) the transferee shall be an Assignee only, and shall not be deemed a Member or a Substitute Member or have any other rights whatsoever unless and until such transferee (A) provides all requested information to the General Manager for regulatory purposes as described in Article 10, and (B) is determined by the General Manager not to be a Disqualified Person, in the manner provided in Article 10.

(e) Any transfer of Units or admission of an Assignee as a Substitute Member in compliance with this Article 9 shall be deemed effective as of the last day of the calendar month in which the Assignee or Substitute Member fully complies with Section 9.4.

9.3 Right of First Refusal.

(a) Notwithstanding anything to the contrary set forth herein, the rights of first refusal under this Section 9.3 shall belong in the first instance only to holders of Units of the same Class as the Units subject of the Offer, on a pro rata basis with all holders (other than the seller) of such Units of the same Class. If all such holders of Units of the same Class decline to purchase the offered Units, then rights of first refusal exercised by Members of a different Class of Units shall be honored on a pro rata basis to their ownership of such Units.

(b) A Member or Assignee which desires to sell all or any portion of its Units to a third party shall first obtain from such third party a bona fide written offer to purchase such Units, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor (the “Offer”). The transferring Person shall give notice to the remaining Members of its intention to sell, furnishing a copy of the Offer.

(c) The remaining Members (not Assignees), and each of them shall, on a basis pro rata to their Units or on a basis pro rata to the Units of those remaining Members exercising their right of first refusal, shall have the right to purchase all (but not less than all) of the Units proposed to be sold upon the same terms and conditions stated in the Offer by giving notice to the transferring Person of their intention to do so within fifteen (15) days after notice from the transferring Person. If none of the remaining Members notify the transferring Person of an intention to exercise this right of first refusal within the fifteen (15) day period, the right of first refusal with respect to the Offer shall terminate and the transferring Person shall be entitled to consummate the proposed sale of its Units, provided that such sale is (i) on substantially the same terms as the Offer and (ii) consummated within forty-five (45) days of the expiration of the right of first refusal. In the event the remaining Members (or any one or more of the remaining Members) give written notice to the transferring Person of their intention to exercise this right of first refusal and to purchase all of the transferring Member’s Units on the terms and conditions stated in the Offer, the remaining Members shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within forty-five (45) days after receipt of written notification from the transferring Person of the Offer.

9.4 Other Requirements for Effectiveness of Transfer. As a condition to recognizing the effectiveness of any proposed Transfer of Units or admission of an Assignee as a Substitute Member, the General Manager may require the transferring Person and/or the proposed transferee, to execute such instruments of transfer, assignment and assumption and such other documents, and to perform all such other acts which the General Manager may deem necessary or desirable to:

(a) constitute such transferee, as an Assignee or a Substitute Member;

(b) confirm that the Person desiring to acquire Units, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such Person is to be admitted as a Substitute Member or will merely be an Assignee);

(c) preserve, after the Transfer, the Company’s status under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(d) maintain the Company’s classification as a partnership for federal income tax purposes; and

(e) assure compliance with any applicable State and federal laws including securities laws and regulations;

(f) determine that such Person is not a Disqualified Person, in the manner provided in Article 10; and

(g) determine that such Person is not engaged directly or indirectly in the Gaming business, unless such Person is an Affiliate of CWI or is otherwise specifically approved by the General Manager, in its sole and absolute discretion.

ARTICLE 10

ADDITIONAL MEMBERS

From the date of the formation of the Company, any Person acceptable to the General Manager, the Board of Directors and the Members, by consent of a Majority-in-Interest (which consent may be required to be on a Class basis if requested by any holder of Class A Units) thereto may become a Member in this Company either by the issuance by the Company of Units for such consideration as the Board of Directors shall determine, or as an approved transferee of a Member’s Units or any portion thereof, subject to the terms and conditions of this Agreement. Without limiting the General Manager’s rights to approve or disapprove any Person for any reason, the General Manager specifically reserves the right to withhold approval, in its absolute discretion, of any Person engaged directly or indirectly in the Gaming business, other than an Affiliate of CWI. No Person may be considered for approval as a Member in the Company unless: (a) such Person provides to the Company all information requested by the General Manager for regulatory purposes as provided for in Section 6.3, and (b) the General Manager determines, in its absolute discretion, that such Person is not a Disqualified Person. A “Disqualified Person” means any Person who is, or who has as one of its officers, directors or owners of any of its issued and outstanding voting securities of (or beneficial interests) any Person who is, the subject of any actual, pending or threatened unsuitability, misconduct or association issue or other Member Disqualification Event (as defined in Section 6.3) that might in any way, directly or indirectly:

(i) have an adverse effect on the Company, RDI or Roman (or any affiliate of RDI or Roman, including without limitation CWI or any affiliate of CWI) with respect to its operation or ownership of a casino under any Gaming Authority;

(ii) cause (in whole or in part) any material delay in obtaining any approval from any Gaming Authority affecting the Company, RDI or Roman (or any such affiliate);

(iii) cause (in whole or in part) any Gaming Authority to commence or threaten to commence any suit or proceeding against the Company, RDI or Roman (or any such affiliate); or

(iv) cause (in whole or in part) any Gaming Authority to terminate or deny any right or approval of the Company, RDI or Roman (or any such affiliate).

ARTICLE 11

DISSOCIATION OF A MEMBER

11.1 Dissociation. A Person shall cease to be a Member upon the happening of any of the following events:

(a) the withdrawal of a Member with the consent of the General Manager and a Majority-in-Interest of the remaining Members;

(b) a Member becoming a Bankrupt Member;

(c) in the case of a Member who is a natural person, the death of the Member;

(d) in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

(e) in the case of a Member that is an organization other than a corporation, the dissolution and commencement of winding up of the separate organization;

(f) in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter;

(g) in the case of a Member that is an estate, the distribution by the fiduciary of the estate’s Interest; and

(h) a Member Disqualification Event, as more particularly provided in Section 6.3.

11.2 Rights of Dissociating Member. In the event any Member dissociates prior to the dissolution and winding up of the Company:

(a) if the Dissociation causes a dissolution and winding up of the Company under Article 12 hereof, the Member shall be entitled to participate in the winding up of the Company to the same extent as any other Member except as otherwise provided in Section 6.3, and except that any Distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the Dissolution and winding up; and

(b) if the Dissociation does not cause a dissolution and winding up of the Company under Article 12 hereof, the dissociated Person shall thereafter hold Units as an Assignee.

ARTICLE 12

DISSOLUTION AND WINDING UP

12.1 Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

(a) the expiration of the term, if any, set forth in the Articles;

(b) the unanimous written consent of all of the Members;

(c) the Dissociation of any Member, unless the business of the Company is continued with the written consent of: (i) the General Manager (unless the General Manager is the subject of the Dissociation), and (ii) a Majority-In-Interest of the remaining Members (which consent shall be on a Class basis if requested by any holder of Class A Units) within 60 days after such Dissociation.

12.2 Effect of Dissolution. Upon dissolution, the existence of the Company shall continue, but the Directors shall wind up all of the Company’s affairs and proceed to liquidate all of the Company’s assets as promptly as is consistent with obtaining their fair value.

12.3 Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company property shall be distributed by the end of such taxable year (or, if later) within 90 days after the date of such winding up:

(a) to creditors, including Directors and Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company; and then

(b) to Members in the amount of their Capital Account balances on a pro rata basis.

Notwithstanding anything herein to the contrary, Profit (and items thereof including gross income) and Loss (and items thereof including gross expenses) for the Fiscal year of Dissolution (and the preceding fiscal year) shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is equal (proportionately) to an amount such that, to the maximum extent possible, the distribution to be made pursuant to Section 12.3 is made in accordance with the following order of priority:

(i) first, to Roman, in the amount of the Preferred Capital Contributions made by Roman;

(ii) second, to the Members in the amount of their Initial Capital Contributions on a pro rata basis; and

(iii) thereafter, to the Members on a pro rata basis in accordance with the Residual Distribution Ratio.

12.4 Winding Up and Certificate of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, the Directors shall execute and deliver a certificate of dissolution to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE 13

INDEMNIFICATION

13.1 General. The Company shall indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that it is or was a General Manager, Director or Member of the Company, or who, while a General Manager, Director or Member of the Company, is or was serving at the request of the Company as a director, officer, partner, manager, member, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees, expenses and costs), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred in accordance with such claim, demand, action, suit or proceeding, except in cases of Malfeasance. The termination of any claim, demand, action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person’s conduct constituted Malfeasance. The Company may also, with the consent of the General Manager, or the Board of Directors or a Majority-in-Interest of the Members, indemnify any Assignee or employee or agent of the Company who is not a General Manager, Director or Member in the manner and to the extent that it indemnifies the General Manager, Directors or Members pursuant to this section.

13.2 Authorization. To the extent that the General Manager, Director or Member is required to defend any claim, demand, action, suit or proceeding referred to in Section 13.1, and qualifies for indemnification thereunder, the Company also shall indemnify such Person against expenses (including counsel fees, expenses and costs) actually and reasonably incurred by such Person in connection therewith. Prior to any judicial, administrative or other outcome of any such claim, demand, action, suit or proceeding, the Company may authorize indemnification of such expenses as and when incurred, upon a determination that indemnification of the General Manager, Director or Member, employee or agent is permissible in the circumstances because such Person has met the applicable standard of conduct. Such determination may be made by either: (a) the General Manager, if it is not a party to such claim, demand, action, suit or proceeding; (b) a majority in number of the Directors who are not at the time parties to such claim, demand, action, suit or proceeding and who are not designated by a Member who is a party to such claim, demand, action, suit or proceeding; (c) a Majority-In-Interest of the Members who are not at the time parties to such claim, demand, action, suit or proceeding; or (d) a third party designated by the General Manager.

13.3 Reliance on Information. For purposes of any determination under Section 13.1, a Person shall be deemed for all purposes to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.1 if the action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) the General Manager or one or more Directors, Members or employees of the Company or another enterprise whom the Person reasonably believed to be reliable and competent in the matters presented; (b) legal counsel, appraisers or other persons as to matters reasonably believed to be within such person’s professional or expert competence; or (c) the board of directors or other governing body of another enterprise. The term “another enterprise” as used in this Section 13.3 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such Person is or was serving at the request of the Company as a director, officer, partner, manager, member, trustee, employee or agent. The provisions of this Section 13.3 shall not be deemed to be exclusive or to limit in any way the circumstances in which a Person may be deemed to have met the applicable standard of conduct set forth in Section 13.1.

13.4 Advancement of Expenses. Expenses incurred in connection with any civil or criminal claim, demand, action, suit or proceeding may be paid for or reimbursed by the Company in advance of the final disposition of such claim, demand, action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.2, upon receipt of a written affirmation of the General Manager, Director, Member, employee or agent’s good faith belief that such Person has met the standard of conduct described in Section 13.1 and upon receipt of a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person did not meet the standard of conduct, and a determination is made that the facts then known to those making the determination shall not preclude indemnification under this Article.

13.5 Non-Exclusive Provisions: Vesting. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a Person seeking indemnification may be entitled. The right of any Person to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any claim, demand, action, suit or proceeding of the nature referred to in Section 13.1 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1 Entire Agreement. This Agreement and the Articles represent the entire agreement among all the Members.

14.2 Amendment or Modification of this Agreement. This Agreement may be amended or modified from time to time only by a written instrument approved by (a) the General Manager, (b) the Board of Directors and (c) a Majority-In-Interest of the Members (voting by Class if so requested by any Class A Member). Without the unanimous consent of the affected Member(s), no amendment shall (i) impose an additional liability on any Member, or (ii) modify Articles 2, 3, 5, 9 or 10, or Sections 4.1, 4.5, 4.9, 6.2, 6.3, or this Section 14.2.

14.3 No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership or a limited partnership. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

14.4 Rights of Creditors and Third Parties under this Agreement. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Directors, Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

14.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

14.6 Enforcement of Provisions. No term or provision of this Agreement shall be enforceable if and to the extent such term or provision is determined to be unenforceable, illegal or invalid under applicable law, provided that such unenforceability, illegality or invalidity shall not affect the legality, validity or enforceability of the remainder of this Agreement. All terms and provisions of this Agreement shall be interpreted insofar as possible in a manner so as to be legal, valid and enforceable.

14.7 Number and Gender. All provisions and references to gender shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

14.8 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors and assigns.

14.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all such parties executed the same document. All such counterparts shall constitute one agreement.

14.10 Independent Corporation. RDI recognizes and acknowledges that Roman is an independent corporation to whom RDI will solely look and who is solely responsible for the obligations and liabilities of Roman recited herein, arising hereunder, or in any manner related to the transactions contemplated hereby, and RDI further recognizes and acknowledges that no other entity or entities, including any Affiliate of Roman or any individual with Roman which may supply services to or take actions on behalf of or for the benefit of Roman with respect to a Project is in any manner liable or responsible for the obligations and liabilities of Roman, whether recited in this Agreement, arising under this Agreement, or in any manner related to the transactions contemplated in this Agreement.

14.11 Alternative Dispute Resolution. The parties shall attempt in good faith to resolve any dispute involving the interpretation or construction of this Agreement promptly by negotiations between the parties. Either party may give written notice to the other of any such dispute, and within twenty (20) days after delivery of such notice, representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the dispute has not been resolved within forty-five (45) days of the disputing party’s notice, or if the parties fail to meet within said twenty (20) day period, either party may initiate mediation of the controversy or claim, or other procedures, as provided hereinafter. No attorney shall be present at such negotiations, except upon at least three (3) business days’ notice to the other party. All negotiations under this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable federal and State rules of evidence. If the dispute has not been resolved by negotiation as provided above, either party may give notice to the other requesting initiation of proceedings to resolve the matter by (a) arbitration under the then current rules of the American Arbitration Association or of the Center for Public Resources, or (b) (i) mediation or (ii) mini-trial, in each case either under the then current rules of the Center for Public Resources or of the State or federal courts having jurisdiction; provided, however, that the party receiving any such notice, within ten (10) days after receipt of the notice, at its option, by written notice to the other party, may elect either (1) to propose an alternative procedure or alternative rules for resolution of the dispute (in which case the other party shall have the same 10-day period within which to respond), or (2) to initiate litigation. The parties hereby consent to exclusive jurisdiction and venue of the state or federal courts sitting in Marion County, Indiana, for any action, suit or proceeding in connection with this Agreement.

14.12 Indiana Law Controlling. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, including the Act, without giving effect to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ROMAN HOLDING CORPORATION OF INDIANA

By	/s/ Peter B. Boynton
Name:	Peter B. Boynton
Title:	Chairman/President

RIVERBOAT DEVELOPMENT. INC.

By	[ILLEGIBLE]
Name:
Title:	Chairman & CEO

EXHIBIT B

UNITS

	Member
	Roman	RDI
Class A Units	50	50
Percentage Ownership of Class A Units	50%	50%
Class B Units	770	130
Percentage Ownership of Class B Units	85.6%	14.4%
Total Units	820	180
Percentage Ownership of Total Units	82%	18%

ASSIGNMENT OF MEMBERSHIP INTEREST

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Riverboat Development, Inc., a Kentucky corporation (“Assignor”), hereby transfers, assigns, and conveys to Caesars Entertainment, Inc. all of its Membership Interests in RDI/Caesars Riverboat Casino, L.L.C., an Indiana limited liability company (the “Company”), free and clear of all liens, pledges, charges, security interests, mortgages, options, restrictions, claims or encumbrances of any kind whatsoever. For purposes of this Assignment, the term “Membership Interests” shall include any and all other rights that Assignor has in the Company, including, without limitation, its capital account, its right to receive profits, distributions and any other economic benefits from the Company and its right to vote as a member of the Company.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Assignment as of this 9th day of February, 2005.

RIVERBOAT DEVELOPMENT, INC.

By:	/s/ Donald L. Perlyn
Donald L. Perlyn, President